Exhibit 10.4

CONFIDENTIAL

EXECUTION

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2020, by and among Stable Road Acquisition Corp., a Delaware corporation (“Parent”), Prime Movers Lab Fund I LP (the “Holder”) and Momentus Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as set forth in that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Project Marvel First Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”), Project Marvel Second Merger Sub, LLC a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”) and the Company, amongst other things and in accordance with the terms and subject to the conditions set forth therein (i) First Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Corporation (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving as the Surviving Entity (the “Second Merger”, together with the First Merger, the “Mergers”);

WHEREAS, the PIPE Investors have entered into Subscription Agreements with Parent, pursuant to which, among other things and on the terms and subject to the conditions set forth in such Subscription Agreements, such PIPE Investors have agreed to purchase from Parent shares of Parent’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), for cash in an aggregate purchase price equal to the PIPE Investment Amount, with such purchases to be consummated immediately prior to the closing under the Merger Agreement; and

WHEREAS, Parent has agreed to repurchase a number of shares of Class A Common Stock from the Holder at a price of $10.00 per share, effective as of immediately following the consummation of the Second Merger pursuant to the terms of the Merger Agreement (the “Second Effective Time”), as further described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Repurchase.

(a) Repurchase Shares. In accordance with the terms and subject to the conditions of this Agreement, following the Second Effective Time, Parent hereby agrees to purchase from the Holder, and the Holder hereby agrees to sell to Parent (the “Repurchase”), the number of shares of Class A Common Stock (such shares, the “Repurchase Shares”) equal to: (x) the Aggregate Repurchase Price (defined below) divided by (y) $10.00, and rounded down to the nearest whole number of shares, as applicable.

(b) Certain Definitions. For purposes of this Agreement:

(i) “Net Proceeds” shall equal the amount equal to (I) Parent Cash at the Closing, minus (II) the sum of (x) Parent Transaction Costs, (y) Company Transaction Costs and (z) amounts payable by Parent to Parent stockholders in connection with the Parent Stockholder Redemptions; and

(ii) “Aggregate Repurchase Price” shall equal:

(1) If the Net Proceeds are greater than or equal to $280,000,000, $30,000,000;

(2) If the Net Proceeds are less than $280,000,000 but greater than $265,000,000, (x) the Net Proceeds, minus (y) $250,000,000; and

(3) If the Net Proceeds are less than or equal to $265,000,000, $0. In such event, this Agreement shall automatically terminate and become null and void and neither party shall have any obligations hereunder.

(iii) “Holder Expense Amount” shall equal the amount equal to 3.3% of the Aggregate Repurchase Price.

2. Qualifications. Notwithstanding anything to the contrary in this Agreement:

(a) in no event will Parent be required to fund more than the Aggregate Repurchase Price, in each case, pursuant to Section 1 (it being understood that the Aggregate Purchase Price may be zero);

(b) nothing in this Agreement shall limit or modify the rights or obligations of any party under the Merger Agreement; and

(c) this Agreement will become effective upon, and only upon, the Closing (as defined in the Merger Agreement), and if the Closing (as defined in the Merger Agreement) does not occur or the Merger Agreement is validly terminated for any reason, this Agreement shall automatically terminate and become null and void and neither party shall have any obligations hereunder.

3. Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the transaction contemplated by Section 1 (the “Closing”) shall take place promptly following the Second Effective Time. At the Closing:

(i) Subject to the Aggregate Repurchase Price being greater than $0.00, Parent shall deliver (or cause to be delivered) to the Holder an amount in cash, by wire transfer of immediately available funds to an account designated by the Holder in writing no later than five (5) Business Days prior to the Closing, equal to (x) the Aggregate Repurchase Price, minus (y) the Holder Expense Amount; and

(ii) the Holder shall deliver (or cause to be delivered):

(1) the Repurchase Shares (along with any applicable instruments of transfer, including stock powers and letters of transmittal, as applicable) in book entry form to Parent or to a custodian designated by Parent prior to the Closing;

(2) a validly executed IRS Form W-9;

(3) a completed copy of the Tax Certification Form attached hereto as Exhibit A; and

(4) such documents or instruments required by the Company’s transfer agent.

(b) The Closing shall be subject to the conditions that, on the Closing Date:

(i) all of the conditions set forth in Article VIII of the Merger Agreement (including the condition set forth in Section 8.2(g) of the Merger Agreement) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof in accordance with the terms of the Merger Agreement), the Mergers shall have been consummated and the Second Effective Time shall have occurred;

(ii) Parent shall have received the PIPE Investment Amount; and

(iii) (x) with respect to Parent, all representations and warranties of the Holder contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Merger Agreement), except for, in each case, inaccuracies in the representations and warranties of the Holder which would not preclude the ability of the Holder to consummate the transactions contemplated hereby, and consummation of the Closing shall constitute a reaffirmation by the Holder of each of the representations, warranties and agreements of the Holder contained in this Agreement as of the Closing Date; and (y) with respect to the Holder, all representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Merger Agreement), except for, in each case, inaccuracies in the representations and warranties of Parent which would not preclude the ability of Parent to consummate Repurchase, and consummation of the Closing shall constitute a reaffirmation by Parent of each of the representations, warranties and agreements of Parent contained in this Agreement as of the Closing Date.

(c) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement, on the terms and conditions set forth herein.

4. Withholding. Parent, the Company and, following the Second Effective Time, the Surviving Entity, and each of their respective agents, Affiliates and representatives, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any amounts as may be required to be deducted and withheld from such amounts under the Internal Revenue Code of 1986, as amended, or any other applicable Law (as reasonably determined by Parent, the Company and, following the Second Effective Time, the Surviving Entity, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. In the event that withholding was required, to the extent that such amounts are not so deducted and withheld from any Person, such Person shall indemnify Parent, the Company and, following the Second Effective Time, the Surviving Entity, and each of their respective agents, Affiliates and representatives that was required to perform such withholding, for such amounts, together with any related losses.

5. The Holder acknowledges and agrees that the Holder Expense Amount shall represent the Holder’s obligation to pay the Company a portion of the Company Transaction Costs, and Parent, the Holder and the Company each hereby agree that Parent can withhold the Holder Expense Amount from the Aggregate Repurchase Price in full satisfaction and release of the Holder’s obligation to pay the Company such portion of the Company Transaction Costs.

6. Parent Representations and Warranties. Parent represents and warrants to the Holder that:

(a) Due Incorporation, Authorization and Enforceability. Parent is duly incorporated and in good standing under the laws of the State of Delaware. Subject to obtaining the approvals in connection with Parent’s performance of the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby (the “Required Approvals”), (i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Repurchase, (ii) this Agreement has been duly authorized, executed and delivered by Parent, and (iii) assuming due authorization, execution and delivery by, and enforceability against, the Holder, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

(b) No Conflict. Subject to obtaining the Required Approvals, the execution and delivery by Parent of this Agreement and the consummation by Parent of the Repurchase will not (i) conflict with Parent’s certificate of incorporation and bylaws, as in effect at the time of such execution and delivery and the Repurchase, respectively, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or governmental order applicable to Parent, or (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement or instrument (“Contract”) to which Parent is a party or by which Parent may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (ii) and (iii), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement.

(c) No Consents. Subject to obtaining the Required Approvals, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other person is required on the part of Parent with respect to Parent’s execution or delivery of this Agreement or the consummation of the Repurchase.

(d) No Other Representations or Warranties. Parent acknowledges that there have been no representations, warranties, covenants and agreements made to Parent by the Holder, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.

7. Holder Representations and Warranties. The Holder represents and warrants to Parent that:

(a) Authorization and Enforceability. The Holder is duly organized and in good standing as a limited partnership under the laws of the State of Delaware and is treated as a partnership for applicable income tax purposes. The execution and delivery by the Holder of this Agreement, the performance by the Holder of its obligations hereunder and the consummation by the Holder of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of the Holder. This Agreement has been duly executed and delivered by the Holder, and (assuming due authorization, execution and delivery by, and enforceability of this Agreement against, Parent) this Agreement constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to the Remedies Exception.

(b) No Conflict. The execution and delivery by the Holder of this Agreement, the performance by the Holder of its obligations hereunder and the consummation by the Holder of the transactions contemplated hereby will not (i) conflict with the Holder’s partnership agreement, certificate of limited partnership and other organizational documents, as in effect at the time of such execution and delivery and the Repurchase, respectively, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or governmental order applicable to the Holder, or (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Holder is a party or by which the Holder may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (ii) and (iii), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Holder to enter into and perform its obligations under this Agreement.

(c) No Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other person is required on the part of the Holder with respect to the execution and delivery by the Holder of this Agreement, the performance by the Holder of its obligations hereunder and the consummation by the Holder of the transactions contemplated hereby.

(d) Ownership of Repurchase Shares. Immediately prior to the Closing, the Holder will own, beneficially and of record, and will have valid title to, and the right to transfer to Parent, all of the Repurchase Shares to be sold by the Holder to Parent pursuant to this Agreement, free and clear of any Lien of any kind or nature whatsoever. At the Closing, upon delivery from the Holder of the Repurchase Shares in book entry form to Parent, in accordance with the terms of this Agreement, or to a custodian designated by Parent prior to the Closing, and payment of the Repurchase Price for such Repurchase Shares, good and valid title to such Repurchase Shares, free and clear of all Liens, will pass to Parent. No person has any written or oral agreement, arrangement or understanding or option for, or any right or privilege (whether by Law, preemption or contract) that is or is capable of becoming an agreement, arrangement or understanding or option for, the purchase or acquisition from the Holder of any of the Repurchase Shares.

(e) Information. The Holder acknowledges that it knows that Parent may have material, non-public information regarding Parent and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “Information”). The Holder acknowledges that it has been offered and does not wish to receive any of this Information and that such Information might be material to the Holder’s decision to sell the Repurchase Shares or otherwise materially adverse to the Holder’s interests. Accordingly, the Holder acknowledges and agrees that Parent shall not have any obligation to disclose to the Holder any of such Information. The Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the transactions contemplated by this Agreement, including the Repurchase. The Holder hereby waives and releases, to the fullest extent permitted by applicable Law, any and all claims and causes of action it has or may have against Parent and its Affiliates, controlling persons, officers, directors, employees, representatives and agents, based upon, relating to or arising out of the Repurchase and the other transactions contemplated hereby, including (without limitation) any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.

(f) No Other Representations or Warranties. The Holder acknowledges that there have been no representations, warranties, covenants and agreements made to the Holder by Parent, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.

8. Miscellaneous.

(a) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (provided no “bounceback” or notice of non-delivery is received), addressed as follows:

if to Parent, to:

Stable Road Acquisition Corp.
1345 Abbott Kinney Boulevard
Venice, CA 90291

Attention:	Brian Kabot
Juan Quiroga
E-mail:	brian@stableroadcapital.com
juan@nalainvestments.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654

Attention:	Douglas C. Gessner, P.C.
Bradley C. Reed, P.C.
Kevin M. Frank
E-mail:	douglas.gessner@kirkland.com
bradley.reed@kirkland.com
kevin.frank@kirkland.com

if to the Holder, to:

Prime Movers Lab LLC
P.O. Box 12829
Jackson, WY 83002

Attention:	Daniel Narea
E-mail:	daniel@primemoverslab.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
3 Embarcadero Center
Suite 1500
San Francisco, CA 94111

Attention:	Jon Layman
E-mail:	jon.layman@hoganlovells.com

if to the Company, to:

Momentus Inc.
3050 Kenneth St.
Santa Clara, CA 95054

Attention:	Alexander Fishkin
E-mail:	alex@momentus.space

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, CA 90401

Attention:	Daniel S. Kim
Hari Raman
Albert W. Vanderlaan
E-mail:	dan.kim@orrick.com
hraman@orrick.com
avanderlaan@orrick.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

(b) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(d) Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(f) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 8(f).

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

(h) Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(i) Publicity.

(i) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Parent and the Holder, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however that no consent shall be required for any communications to a director, manager, officer, stockholder, partner, limited partner, member, potential investor or affiliate of such entity or an investment fund or other entity controlled or managed by such entity or any of its affiliates.

(ii) The restriction in Section 8(i)(i) shall not apply to the extent the public announcement is required by applicable securities law, any Governmental Entity or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing.

(j) Amendment and Modification; Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(k) Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(l) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party for liability with respect to fraud.

(m) Termination. This Agreement shall terminate and be void and of no further force and effect and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, or (iii) if any of the conditions to Closing set forth in Section 3(b) of this Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated at the Closing; provided, that nothing herein shall relieve any party from liability for any willful breach hereof prior to the time of termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

STABLE ROAD ACQUISITION CORP.

By:	/s/ Brian Kabot

Name:	Brian Kabot
Title:	Chief Executive Officer

[Signature Page to Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

PRIME MOVERS LAB FUND I LP
By: Prime Movers Lab GP I LLC
Its: General Partner

By:	/s/ Dakin Sloss
	Name:	Dakin Sloss
	Title:	Authorized Person

[Signature Page to Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

MOMENTUS INC.

By:	/s/ Mikhail Kokorich
	Name:	Mikhail Kokorich
	Title:	Chief Executive Officer

[Signature Page to Repurchase Agreement]

EXHIBIT A

Tax Certification – Stock Ownership

1. Number of shares of Class A Common Stock received by the Holder in the First Merger: __________________________.

2. Number of shares of Class A Common Stock owned by the Holder immediately following the Repurchase: __________________________.

Note: For purposes of this Tax Certification, the number of shares of Class A Common Stock owned by the Holder shall include shares it actually owns, and also shares it constructively owns within the meaning of section 318 of the Internal Revenue Code of 1986, as amended.

The undersigned declares and certifies that he or she has examined this certification and to the best of his or her knowledge and belief it is true, correct, and complete. The undersigned further declares that he or she has the authority to sign this document on behalf of Holder.

PRIME MOVERS LAB FUND I LP

By:
Name:
Title: